Exhibit 99.2

55 Railroad Avenue Greenwich, CT 06830	Tel 203 302-1700 Fax 203 302-1779
www.pfam.com

April 15, 2009

Board of Directors
Empire Resorts, Inc.
701 N. Green Valley Parkway Suite 200
Henderson, NV 89074

Gentlemen:

We understand that Empire Resorts, Inc. (“Empire” or “you”) recently appointed Eric Reehl as Chief Restructuring Officer of Empire and that Mr. Reehl’s primary function will be to negotiate a restructuring of Empire’s outstanding secured debt obligations, including debt obligations under Empire’s 8% Convertible Senior Notes due 2014 (the “Senior Notes”). We also understand that Empire is aware that Mr. Reehl previously was an employee of Plainfield Asset Management LLC (“PAM”) and served as a Managing Director in such capacity.

As we have previously advised you, Plainfield Special Situations Master Fund Limited (“PSSMF”), one of PAM’s investment funds, owns approximately $22.5 million in principal amount of the Senior Notes. We have also advised you at a meeting held on April 1, 2009 (the “Meeting”), at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, that PSSMF is part of an ad hoc group of holders of the Senior Notes (the “Ad Hoc Group”) formed for the purpose of, among other things, dealing with Empire in connection with a potential restructuring of the Senior Notes and various matters related thereto.

We write to formally advise you regarding two issues. First, so that there can be no misunderstanding going forward, we trust that you are aware that Mr. Reehl’s employment with PAM ended in the third quarter of 2008. At all subsequent times since that date, Mr. Reehl has not and does not have any affiliation, association or other relationship with PAM or any of its affiliates (including PSSMF). As you well know, PAM (including PSSMF and its other affiliates) did not suggest that Empire retain Mr. Reehl and, indeed, PAM was completely surprised by it and had absolutely no role in Empire’s retention of Mr. Reehl. The decision to hire Mr. Reehl was solely that of Empire. Since Mr. Reehl did not work on the Empire investment while at Plainfield, we are not aware of any reason why Mr. Reehl cannot negotiate with the Ad Hoc Group on an arms’-length basis relating to a potential restructuring of the Senior Notes and/or other matters relating to Empire or its subsidiaries, but, in an abundance of caution, are advising you of Mr. Reehl’s former relationship with respect to PAM.

Second, we note that Empire issued a press release on March 24, 2009 that stated, among other things, that no holder of the Senior Notes “has yet advised [Empire] of a specific intention to” exercise its right (the “Put Right”) to require Empire to purchase the Senior Notes on July 31, 2009 pursuant to Section 3.07 of the Indenture governing the Senior Notes (the “Indenture”). We specifically advised you at the Meeting that all of the members of the Ad Hoc Group intend to exercise their respective Put Right. We have been instructed by all members of the Ad Hoc Group to formally advise you, and by this letter we (on behalf of the Ad Hoc Group) are formally advising you, that each of the members of the Ad Hoc Group intends to exercise its Put Right in accordance with the terms of the Indenture.

If you would like to discuss the foregoing, please do not hesitate to call me at (203) 302-1715.

We look forward to continued discussions with Empire, through its Board, officers and professionals, to reach a resolution of the situation.

Sincerely,

/s/ Thomas X. Fritsch

Thomas X. Fritsch